EXHIBIT 10.1.20

TENTH AMENDMENT AND TENTH WAIVER

TENTH AMENDMENT AND TENTH WAIVER, dated March 30, 2004 (the “Agreement”), to and under the Amended and Restated Credit and Guarantee Agreement, dated as of July 27, 2000 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among SMTC Corporation (“Holdings”), HTM Holdings, Inc. (the “U.S. Borrower”), SMTC Manufacturing Corporation of Canada (the “Canadian Borrower”; together with the U.S. Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent (in such capacity, the “General Administrative Agent”), The Bank of Nova Scotia, as Canadian administrative agent, Lehman Commercial Paper Inc., as collateral monitoring agent, and General Electric Capital Corporation, as documentation agent.

WITNESSETH:

WHEREAS, Comerica Bank, a Michigan banking corporation (“Comerica Bank”) as the U.S. Issuing Lender has issued various letters of credit to the U.S. Borrower pursuant to the Credit Agreement;

WHEREAS, Comerica Bank, as a U.S. Revolving Credit Lender and as a Term Loan Lender, contemplates assigning all of its rights and obligations under the Credit Agreement with respect to its interest in Term Loans and U.S. Revolving Credit Loans and the related U.S. Revolving Credit Commitments (the “Comerica Assigned Loans”), but will not assign its rights and obligations with respect to the U.S. Letters of Credit issued by it as an Issuing Lender (the “Comerica Letters of Credit”) on behalf of the U.S. Borrower;

WHEREAS, Comerica Bank provides cash management services and maintains bank accounts as contemplated under Section 10.14 of the Credit Agreement and has certain rights and obligations in connection therewith as set forth in the Credit Agreement;

WHEREAS, from and after the assignment of the Comerica Assigned Loans, Comerica Bank will retain all of its rights and obligations as Issuing Bank with respect to each Comerica Letter of Credit existing immediately prior to the effectiveness of such assignment including its rights and obligations under the Credit Agreement relating to the aforementioned accounts and treasury management services, except to the extent expressly provided in this Agreement; and

WHEREAS, Comerica Bank, on the one hand, and the other parties to the Credit Agreement, on the other hand, have agreed to amend the Credit Agreement so as to more clearly provide for the retention by Comerica Bank after the assignment of the Comerica Assigned Loans of all of its rights and obligations with respect to the Comerica Letters of Credit and its provision of cash management services and accounts maintained by it.

NOW, THEREFORE, in consideration of the premises and the material covenants herein contained, the parties hereto hereby agree as follows:

1. Defined Terms. Defined terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Credit Agreement.

2. Amendment to Preamble. The phrase “(the “Lenders”)” contained in the preamble to the Credit Agreement is hereby amended by deleting such phrase in its entirety and inserting in lieu thereof “(together with Cash Management Providers (as defined herein) the “Lenders”)”.

3. Definition of “Comerica Bank”. In Section 1 of the Credit Agreement, the following definition is hereby inserted: “Comerica Bank”: Comerica Bank, a Michigan banking corporation.

4. Definition of Comerica Letters of Credit”. In Section 1 of the Credit Agreement, the following definition is hereby inserted: “Comerica Letters of Credit”: the U.S. Letters of Credit issued by Comerica Bank as an Issuing Lender.

5. Amendment to Definition of “Cash Management Losses”. The definition of “Cash Management Losses” in the Credit Agreement is hereby amended by deleting said definition in its entirety and inserting in lieu thereof the following:

“Cash Management Losses”: (a) all reasonable and customary losses, damages, costs and expenses which the General Administrative Agent, the Canadian Administrative Agent, Comerica Bank, any Lender or any affiliate of any Lender (collectively, “Cash Management Providers”) may suffer or incur, including without limitation, all obligations of any Loan Party on account of any overdrafts, returned items and canceled credits, as a result of the operation or the maintenance of any bank account by such Cash Management Provider, or otherwise in connection with cash management arrangements established by or on behalf of any Loan Party, in any case solely to the extent such accounts or arrangements are subject of a Lien for the benefit of the Lenders or are otherwise established for the benefit of the Lenders, (b) all fees which may be owing to such Cash Management Provider in connection with any such bank account or cash management arrangement and (c) all reasonable attorneys fees and disbursements (including without limitation those of in-house counsel) incurred by such Cash Management Provider which it would not have incurred if it did not provide treasury management services to a Loan Party or if it were not an Issuing Lender.

6. Amendment to Definition of “U.S. Issuing Lender” under the Credit Agreement. The definition of “U.S. Issuing Lender” is hereby amended by deleting such definition in its entirety and inserting in lieu thereof “(i) any bank or other financial institution, including without limitation Comerica Bank, selected by the U.S. Borrower, with the consent of such Lender and the General Administrative Agent, to issue Letters of Credit which at the time of such election was or is a U.S. Revolving Credit Lender and (ii) any Revolving Credit Lender that becomes an Issuing Lender in accordance with the terms of the Credit Agreement.”

7. Amendment to Section 7.9 of the Credit Agreement. Section 7.9 is hereby amended by adding after paragraph (b) the new paragraph (c) as follows:

(c) In addition to all other payments to be made under this Section 7.9, the Borrowers shall pay and reimburse Comerica Bank (and any other Lenders serving as a Cash Management Provider) for any Cash Management Losses incurred by Comerica Bank (and such Lenders serving as a Cash Management Provider). For the purpose of determining whether Comerica Bank has an offset right in connection with Cash Management Losses only, Cash Management Losses shall be deemed due and payable by the Borrowers immediately upon their incurrence without the necessity of demand therefore or prior notice thereof; provided, however, that if other agreements provide for sooner payments, such other agreements shall control as to when payments are payable. Any offset effectuated by Comerica Bank based on a Cash Management Loss which is owing to it may be retained by Comerica Bank in its entirety. Comerica Bank may, without prior notice to any Borrower or any other person, any such notice being expressly waived to the extent permitted by applicable law, upon Cash Management Losses becoming due and payable hereunder, exercise its right of set-off and appropriate and apply against any such Cash Management Loss any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Comerica Bank to or for the credit or the account of a Borrower; provided, however, that Comerica Bank agrees to provide immediate notice to the General Administrative Agent and the Borrowers upon the exercise of any set-off right. The definition of Cash Management Losses may not be amended without the consent of any Cash Management Provider directly affected thereby.

8. Amendment to Section 10.1(b) of the Credit Agreement. Section 10.1(b) is hereby amended by deleting the phrase, “three quarterly periods” in the second line of that section and replacing it with the phrase, “and third quarterly periods and not later than 10 days after the end of the second quarterly period.”

9. Amendment to Section 11.3(n) of the Credit Agreement. Section 11.3(n) is hereby amended by replacing the word “and” at the end of clause (i) thereof with “,”; replacing the “;” at the end of clause (ii) with the word “and” and inserting the following new clause (iii) at the end thereof “(iii) letters of credit issued for general corporate purposes, provided the aggregate principal amount thereof secured by such Liens does not exceed an amount equal to the Comerica Letters of Credit plus U.S. $250,000 at any one time outstanding;”.

10. Limited Waiver of Section 10.1(a) of the Credit Agreement. Effective as of the Effective Date (as defined below) and subject to the terms and conditions set forth herein, the Lenders hereby waive, with respect to fiscal year 2003, only the requirement that the financial statements required to be delivered under Section 10.1(a) of the Credit Agreement must not be subject to a “going concern or like qualification or exception”; provided, however, that the covenants and agreements of Holdings and the Borrowers under Section 10.1(a) to deliver financial statements for fiscal year 2003 shall remain unmodified in all other respects and be subject to all other terms and conditions of Section 10.1(a) including, without limitation, the obligation to deliver financial statements in respect of fiscal year 2003 that are subject to no qualification arising out of the scope of an audit.

11. Future Issuance of U.S. Letters of Credit. Notwithstanding anything contained in the Credit Agreement or in any other Loan Document, Comerica Bank shall have no further obligation to issue letters of credit, to amend, modify, or replace existing U.S. Letters of Credit, or to extend the period during which draws may be submitted under existing U.S. Letters of Credit and may, in its unfettered discretion, subject to the terms and conditions of any already issued U.S. Letter of Credit, give such notices as may be required to prevent the term during which draws may be submitted under any such existing U.S. Letter of Credit being extended. In furtherance of the foregoing, Section 6.1 of the Credit Agreement is hereby amended by inserting the phrase “(other than Comerica Bank)” after the phrase “Subject to the terms and conditions hereof, each U.S. Issuing Lender” contained in said section.

12. Effectiveness. This Agreement shall become effective on the date of satisfaction of the following conditions precedent (the “Effective Date”):

(a)	The General Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by Holdings and each of the Borrowers;

(b)	The General Administrative Agent shall have received executed Lender Consent Letters, substantially in the form of Exhibit A hereto (“Lender Consent Letters”), from Lenders constituting the Required Lenders;

(c)	The General Administrative Agent shall have received an executed Acknowledgment and Consent (i) in the form set forth at the end of this Agreement, from each Loan Party other than the Borrowers and any Loan Party to the Canadian Facility Guarantees (the “Canadian Guarantors”) and (ii) in form and substance reasonably satisfactory to the Canadian Administrative Agent, from each Canadian Guarantor;

(d)	All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the General Administrative Agent; and

(e)	The Lenders, the General Administrative Agent and Comerica Bank shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date.

13. Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which shall be an original, and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

15. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SMTC CORPORATION

By:	/s/ Marwan Kubursi

	Name:	Marwan Kubursi
	Title:	Chief Financial Officer

HTM HOLDINGS, INC.

By:	/s/ Marwan Kubursi

	Name:	Marwan Kubursi
	Title:	Authorized Signatory

SMTC MANUFACTURING CORPORATION OF CANADA

By:	/s/ Marwan Kubursi

	Name:	Marwan Kubursi
	Title:	Authorized Signatory

LEHMAN COMMERCIAL PAPER INC., as General Administrative Agent

By:	/s/ Francis Chang

	Name:	Francis Chang
	Title:	Vice President

ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned parties to the Amended and Restated Guarantee and Collateral Agreement, dated as of July 27, 2000, as amended, supplemented or otherwise modified from time to time, made by the undersigned in favor of Lehman Commercial Paper Inc., as General Administrative Agent, for the benefit of the Lenders, hereby (a) consents to the transactions contemplated by the Tenth Amendment and Tenth Waiver to and under the Amended and Restated Credit and Guarantee Agreement and (b) acknowledges and agrees that the guarantees and grants of security interests contained in such Amended and Restated Guarantee and Collateral Agreement and in the other Security Documents are, and shall remain, in full force and effect after giving effect to the Tenth Waiver and all prior modifications to the Amended and Restated Credit and Guarantee Agreement.

SMTC MANUFACTURING CORPORATION OF CALIFORNIA
SMTC MANUFACTURING CORPORATION OF COLORADO
SMTC MANUFACTURING CORPORATION OF MASSACHUSETTS
SMTC MANUFACTURING CORPORATION OF NORTH CAROLINA
SMTC MANUFACTURING CORPORATION OF TEXAS
SMTC MANUFACTURING CORPORATION OF WISCONSIN
SMTC MEX HOLDINGS, INC.
QUALTRON, INC.

By:	/s/ Marwan Kubursi

	Name:	Marwan Kubursi
	Title:	Authorized Signatory